CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            COVOL TECHNOLOGIES, INC.


         Covol Technologies, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. On May 20, 1997, the Board of Directors of the Company approved (i) an amendment to the Company's Certificate of Incorporation to create a new class of preferred stock, $.001 par value, with an authorized number of shares of 10,000,000 (the "Preferred stock"), and (ii) to submit such amendment to the stockholders for their approval at the next annual meeting.

         2. On June 25, 1997, the Company held its annual stockholders meeting where stockholders approved of the proposal to amend the Company's Certificate of Incorporation to create the Preferred stock (the "Stockholder Approval").

         3. Effective as of the date hereof, and after giving effect to the Board of Director's Stockholders' approval, Article V of the Certificate of Incorporation shall be amended to provide as follows:

                                    ARTICLE V

             A. The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

================================================================================
Number of Shares          Par Value                      Class of
Authorized                Per Share                      Stock
--------------------------------------------------------------------------------
25,000,000                $.001                          Common
--------------------------------------------------------------------------------
10,000,000                $.001                          Preferred
================================================================================


             B. The Board of Directors of the Company is authorized, from time to time, to establish series of unissued shares of Preferred stock, to designate each series, and to issue shares of any series then or previously designated; and to fix and determine separately for each series any one or more of the following relative rights and preferences:

                     (a) The rate of dividend payable with respect to shares of each series and the dates, terms and other conditions on which such dividends shall be payable;

                     (b) The nature of the dividend payable with respect to shares of such series as cumulative, non-cumulative or partially cumulative.

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                     (c)      The price at and the terms and conditions on which
shares may be redeemed (if applicable);

                     (d) The amount payable to holders of such series in the event of involuntary liquidation of the Company;

                     (e) The amount payable to holders of such series in the event of voluntary liquidation of the Company;

                     (f) The sinking fund provisions (if any) for the redemption or purchase of shares;

                     (g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

                     (h)      The voting rights (if any); and

                     (i) The repurchase obligations of the Company with respect to the shares of each series (if any).

                  C. The Board of Directors may increase or decrease the number of authorized shares within each series, whether or not any shares of the series are outstanding; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The approval of existing Preferred stock or Common stock stockholders shall not be required.

                  D. Dividends on the Preferred stock when and if declared by the Board of Directors out of any funds legally available therefor may be cumulative or non-cumulative, as determined by the Board of Directors. The Preferred stock as a class shall have a preference over the Common stock as a class as to the payment of such dividends. The relative preference between series of Preferred stock as to the payment of such dividends may be fixed and determined by the Board of Directors.

                  E. In the event of voluntary or involuntary liquidation of the Company, the Preferred stock shall have a preference in the assets of the Company over the Common stock, as fixed and determined by the Board of Directors. The relative preference between series of Preferred stock may be fixed and determined by its Board of Directors.

         4. That the foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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